FRANK J. FRANKOVICH
                                           INDEPENDENT GEOLOGIST

                            East 34 High Drive Spokane, WA 99203 (509) 747-7300



Planet Resources, Inc.
1415 Louisiana, Suite 3100
Houston, Texas 77002
<PRE>
RE:      My opinion on the worth of the mineral lands owned by Planet Resources,
 Inc. in and Adjacent to the city of Mullan, Idaho.

                  PROPERTY: City of Mullen Lease Agreement on approximately 200 acres of land for a period of 25 years with an option to renew for 25 years. 190 acres of ownership of sub-surface mineral rights held as fee simple by Planet Resources, Inc. (Allied Silver-Lead Company)
</PRE>
Gentlemen:

I place a value of $100,000
on the mineral rights that Planet Resources, Inc. owns in the property described above.

This opinion is based
principally on the fact that the immensely productive Lucky Friday mine is adjacent to the subject property on the east and near it on the north. The geologic features in the subject property and in the Lucky Friday property are closely related and very similar. My judgment in this subject comes from 17 years of full-time geological work in the Couer d'Alene district and my subsequent 20 years of occasional consulting work in the district.

All of the hundreds of
millions of ounces of ore found in the last 50 years in the Coeur d'Alene mining district had no surface manifestation of its existence and was found only by underground exploration guided by a few general geologic principles. It is in this manner that I expect ore to be developed, in due time, in the subject property and probably by the Hecla Mining Company which owns the Lucky Friday mine.

/s/Frank J. Frankovich
Frank J. Frankovich
Consulting Geologist
Idaho Registration No. 273
Arizona Registration No. 2650